Exhibit 10.30

NOTE: CERTAIN CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT AND REPLACED BY "[*]". A COMPLETE COPY OF THIS DOCUMENT INCLUDING THE CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Asset Purchase Agreement

by and between

AstraZeneca AB, as Buyer,

and

NPS Pharmaceuticals, Inc., as Seller

dated as of October 9, 2007

ii

Schedules to Asset Purchase Agreement

Schedule 1.1(a)	[*] Patents
Schedule 1.1(b)	Permitted Liens
Schedule 2.2(a)(vii)	Certain Registrations for Seller Intellectual Property
Schedule 2.2(a)(xii)	Assumed Contracts
Schedule 2.2(c)(vi)	Excluded Mixed Notebooks
Schedule 2.2(d)	Previously Delivered Purchased Assets
Schedule 2.6	Purchase Price Allocation
Schedule 3.3(b)	Third-Party Consents (Contracts)
Schedule 3.3(e)	Governmental Authority Notifications
Schedule 3.5	Changes
Schedule 3.6(a)	Certain Liens to Title
Schedule 3.7(c)	Licenses or Other Rights Granted under Intellectual Property
Schedule 3.7(e)	Limitations on License of Seller Intellectual Property
Schedule 3.7(f)	Royalties, License Fees or Payment Obligations
Schedule 3.7(g)	Transfer of Seller Intellectual Property
Schedule 3.8	Material Contracts
Schedule 3.11	Litigation
Schedule 3.13	Insurance
Schedule 5.10(a)	Technical Transfer Employees
Schedule 6.4(b)(i)	Seller's Wire Transfer Instructions
Schedule 7.2(h)	Certain Indemnification Matters

Exhibits to Asset Purchase Agreement

Exhibit 1.1	Certain Defined Terms; Certain Interpretations
Exhibit 2.6(b)	Procedures Relating to Certain Disputes
Exhibit 5.11	Mixed Notebooks
Exhibit 5.14	Certain Payments
Exhibit 6.4(a)(i)	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit 6.4(a)(iii)	Form of Escrow Agreement
Exhibit 6.4(b)(iv)	Form of Acknowledgement Certificate (Delivery of Certain Assets)

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement"), dated as of October 9, 2007, is by and between NPS Pharmaceuticals, Inc., a Delaware corporation ("Seller"), and AstraZeneca AB, a company limited by shares organized and existing under the laws of Sweden ("Buyer").

RECITALS

WHEREAS, Seller and Buyer are party to that certain Exclusive Research Collaboration and License Agreement, dated as of March 27, 2001, as amended (the "Collaboration Agreement");

WHEREAS, pursuant to the Collaboration Agreement, Seller and Buyer have collaborated in the discovery of products for the treatment, prevention and diagnosis of psychiatric, neurological, pain and other diseases, disorders and conditions using certain research tools, compounds and other technology with respect to mGluRs (as defined herein) (the "Collaboration"); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to transfer to Buyer and Buyer desires to acquire the Purchased Assets (as defined herein) including the assets Related to the Business (as defined herein).

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

Section 1.1.    Definitions; Interpretation. Unless otherwise noted, capitalized terms used herein have the respective meanings ascribed thereto in Part I of Exhibit 1.1 and elsewhere in this Agreement. This Agreement shall be interpreted in accordance with the rules of construction set forth in Part II of Exhibit 1.1.

ARTICLE II
PURCHASE AND SALE

Section 2.1.    Purchase and Sale of Assets; Purchase Price.

  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall (and, as applicable, shall cause its Affiliates to) sell, convey, deliver, transfer and assign to Buyer, free and clear of all Liens (other than Permitted Liens), and Buyer shall purchase, take delivery of and acquire from Seller (and its Affiliates, as applicable), all of Seller's (and, as applicable, its Affiliates') right, title and interest in, to and under all of the Purchased Assets of Seller (and, as applicable, its Affiliates). In consideration of the sale, conveyance, delivery, transfer, and assignment of the Purchased Assets to Buyer and Seller's other covenants and obligations hereunder, at the Closing and pursuant to the terms and subject to the conditions hereof, Buyer shall:

    pay Seller an amount equal to $30,000,000.00 (the "Purchase Price"); and

    assume the Assumed Liabilities.

  Buyer shall deliver the Purchase Price, by wire transfer of immediately available funds to the account set forth on Schedule 6.4(b)(i).

Section 2.2.    Purchased Assets; Excluded Assets.

  The term "Purchased Assets" means all of Seller's right, title and interest in and to all of the assets (tangible or intangible) Related to the Business, other than the Excluded Assets (as set forth in Section 2.2(c)), including the following:

    Compounds;

    Products;

    Licensed Technology;

    Biological Materials;

    Regulatory Documentation;

    Research Tools;

    all Seller Intellectual Property, including the registrations and applications listed on Schedule 2.2(a)(vii);

    originals of any tangible embodiments of Seller Intellectual Property, including originals of Books and Records embodying Seller Intellectual Property, including original files relating to any Seller Patent Rights that have been issued in Seller's name;

    the original Mixed Notebooks, excluding the Excluded Mixed Notebooks and, for the avoidance of doubt, any Excluded Intellectual Property contained in the Seller Mixed Notebook Portion;

    the Buyer Mixed Notebook Portion;

    the database files characterizing the compounds in the Waterhouse compound library, together with all information contained therein, including information regarding the structure of such compounds and any mGluR-related screening performed by Seller with respect to such compounds;

    the Contracts set forth in Schedule 2.2(a)(xii) (the "Assumed Contracts");

    all inventory of any Compound or Product in dry sample form in Seller's (or Seller's Affiliates') possession or control as of the Closing Date (collectively, the "Inventory");

    the [*] Agreements and the [*] solely to the extent Related to the Business; provided, however, that in the event Applicable Law prevents the assignment of any such [*] Agreement or [*] or an [*] is able to assert Applicable Law as a defense to any such assignment, Seller, pursuant to Section 5.17, shall enforce such [*] Agreement or [*] against such [*] at the request and on behalf of Buyer; and

    all goodwill of the Business or Related to the Business or relating to the Compounds and Products.

  Notwithstanding anything in this Agreement to the contrary, the transfer of any Purchased Asset shall not include the assumption of any liability, commitment or obligation related to such Purchased Asset arising from, by reason of or in connection with actions, omissions or circumstances existing prior to Closing unless such liability, commitment or obligation is expressly assumed by Buyer pursuant to Section 2.3(a).

  Notwithstanding Section 2.2(a), Buyer shall not acquire from Seller pursuant to this Agreement any of the following assets of Seller (or its Affiliates, as applicable) (the "Excluded Assets"):

    Seller's certificate of incorporation, bylaws, minute books, stock records and corporate seal;

    any of the rights of Seller under this Agreement and the Related Documents;

    any Contract that is not an Assumed Contract, including (A) that certain [*], (B) that certain [*], and (C) that certain [*] (the "[*]");

    any right, title or interest to the Excluded Intellectual Property, including any logos and Trademarks of Seller;

    any tangible personal property of Seller (other than tangible personal property contained in the items specifically listed under Section 2.2(a) or provided to Buyer in connection with the delivery of the Purchased Assets), including equipment, spare parts and supplies that are not included in Purchased Assets and mass marketed and commercially available "shrink-wrap" or "click-wrap" software;

    the Excluded Mixed Notebooks, as set forth on Schedule 2.2(c)(vi); and

    any right to use and access the Seller Mixed Notebook Portion as provided herein; provided, however, that Buyer shall have the verification rights set forth in Exhibit 5.11.

  Notwithstanding Section 2.2(a), assets purporting to be the Biological Materials, certain of the Regulatory Documentation and certain Inventory have already been transferred to Buyer, and Buyer acknowledges receipt of such transfer, on such dates and in accordance with Schedule 2.2(d); provided, however, that this acknowledgement of receipt is in no way an acknowledgement of the accuracy or completeness, as applicable, of such Biological Materials, Regulatory Documentation and Inventory and shall not affect the representations and warranties of Seller set forth in ARTICLE III related to such assets (or the indemnification rights of Buyer related thereto); provided, further, that such representations and warranties shall be deemed given as of the dates set forth on Schedule 2.2(d) provided that the assets subject to such representations and warranties are what they purport to be and are provided to Buyer and in the event an asset is not the Purchased Asset it purports to be or is not provided to Buyer as indicated on Schedule 2.2(d), such representations and warranties shall be deemed given as of the date the specific Purchased Asset at issue is transferred to Buyer.

Section 2.3.    Assumed Liabilities; Buyer Not Successor to Seller; Excluded Liabilities.

  Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall assume from Seller, only the Assumed Liabilities. "Assumed Liabilities" means only, and only to the extent not excluded pursuant to Section 2.3(c), liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, or otherwise (and whether due or to become due) arising under the Assumed Contracts accruing with respect to the period commencing after the Closing Date or the Transfer Date (if Consent to assignment thereof is required) but excluding any liability, obligation or commitment arising from or relating to the performance or non-performance thereof on or prior to the Closing Date or the Transfer Date (if Consent to assignment thereof is required).

  Notwithstanding anything herein to the contrary, in no event shall Buyer be deemed to have assumed any Assumed Liability where the existence or nature of such Assumed Liability constitutes or arises out of the non-fulfillment or breach of any covenant, agreement or obligation of Seller hereunder.

  Buyer shall not be the successor to Seller, and Buyer expressly does not assume and shall not become liable to pay, perform or discharge, any liability, obligation or commitment whatsoever of Seller or its Affiliates relating to the Business, the Seller Collaboration Activities or any of the Purchased Assets other than the Assumed Liabilities and other than those liabilities, obligations, or commitments for which Buyer may be liable pursuant to the terms of the Collaboration Agreement to the extent such survive the termination of the Collaboration Agreement in accordance with Section 5.12 (the "Buyer Collaboration Agreement Liabilities"). All liabilities, obligations or commitments other than the Assumed Liabilities and the Buyer Collaboration Agreement Liabilities are referred to herein as the "Excluded Liabilities." Seller shall pay, perform and discharge when due, all of the Excluded Liabilities.

  Without limitation of the foregoing, the term "Excluded Liabilities" includes the following, to the extent not a Buyer Collaboration Agreement Liability, liabilities, obligations and commitments, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, or otherwise (and whether due or to become due) and, unless otherwise expressly provided herein, whenever arising:

    any liabilities, obligations or commitments relating to or arising out of the Excluded Assets;

    any liabilities, obligations or commitments of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes, provided that Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and Apportioned Obligations shall be paid in the manner set forth in Section 5.3(a) and Section 5.3(b);

    any liabilities, obligations or commitments of any nature whatsoever (including claims, demands, liabilities, obligations or commitments in respect of environmental matters, occupational safety, workers' or workmen's compensation, grievance proceedings or actual or threatened Actions) that arose or were incurred on or before the Closing Date, or that arise from or are based on events occurring or conditions existing on or before the Closing Date;

    any liabilities, obligations or commitments of any nature whatsoever with respect to the Employees, including any liability or obligation relating to, arising under, in connection with or otherwise with respect to any Seller Plan or other compensation arrangement of Seller or any of Seller's Affiliates;

    any liabilities, obligations or commitments to present or former members or shareholders of Seller or any of its Affiliates;

    any liabilities, obligations or commitments of Seller or any of its Affiliates under this Agreement, the Related Documents or in connection with the transactions contemplated hereby and thereby;

    any liabilities, obligations or commitments of Seller or its Affiliates under the Assumed Contracts to the extent such liabilities, obligations or commitments relate to the period ending on or prior to the Closing Date or the Transfer Date (if Consent to assignment thereof is required), as the case may be, and all liabilities, obligations or commitments under any Contract to which Seller is a party that is not listed on Schedule 2.2(a)(xii);

    any liabilities, obligations or commitments of Seller or any of its Affiliates under any agreement limiting Seller's ability to compete in the Business or the Field or any related line of business other than pursuant to any Assumed Contract;

    any liabilities, obligations or commitments of Seller or any of its Affiliates under any Environmental Law;

    except as otherwise provided in Section 2.3(a), (A) the ownership of the Purchased Assets on or prior to the Closing Date or (B) any Seller Collaboration Agreement Liabilities; and

    any liabilities, obligations or commitments of Seller or any of its Affiliates not Related to the Business or the Purchased Assets.

Section 2.4.    Closing. Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, NW, Washington, DC 20004-2401, at 10:00 a.m. local time within five Business Days following the satisfaction or waiver of all of the conditions or obligations set forth in Article VI, or such other time and place as Buyer and Seller may agree to in writing (such date, the "Closing Date").

Section 2.5.    Procedures for Certain Purchased Assets Not Freely Transferable. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment or delivery to Buyer, of any asset that would be a Purchased Asset or any claim or right arising thereunder is prohibited by any Applicable Law or would require any Consents, and such Consents shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment or delivery of such asset, and this Agreement shall not constitute a sale, assignment, transfer or delivery of such asset or an attempt thereof. In the event that the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, at Buyer's election, (a) such asset shall be an Excluded Asset and Buyer shall have no obligation pursuant to Section 2.2(a) or Section 2.3(a) or otherwise with respect to such asset or any liability with respect thereto or (b) the parties shall use commercially reasonable efforts (at Seller's sole cost and expense) and cooperate with each other to obtain promptly such Consents. Pending such Consent, at Buyer's election, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset and to Seller the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Buyer at the Closing without liability to Seller.

Section 2.6.    Purchase Price Allocation.

  The Purchase Price (including the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) shall be allocated among the Purchased Assets and Seller's obligation under Section 5.2(c) in accordance with Section 1060 of the Code as set forth on Schedule 2.6 (the "Purchase Price Allocation").

  The Purchase Price Allocation shall thereafter not be adjusted except to reflect the adjustments, if any, to the Purchase Price contemplated by Article VII and shall be binding on Buyer and Seller. If Buyer and Seller are unable to agree on any such adjustment, Buyer and Seller shall negotiate in good faith to resolve any such dispute(s). If the parties are unable to agree on an adjustment to the Purchase Price Allocation within 30 days after the commencement of such good faith negotiations (or such longer period as Seller and Buyer may mutually agree in writing), the disputed portion(s) of such adjustment shall be arbitrated by the Referee (which may in turn select an appraiser if needed) in accordance with the arbitration procedures set forth on Exhibit 2.6(b). Only items specified in the written objection shall be subject to adjustment by the Referee.

  Seller and Buyer agree to act in accordance with the Purchase Price Allocation, as adjusted pursuant to Section 2.6(b), in any Tax Return, including any forms or reports required to be filed pursuant to Section 1060 of the Code or any provisions of any comparable Applicable Law, unless there has been a final "determination," as defined in Section 1313(a) of the Code, in which the allocation is modified. Buyer and Seller shall cooperate in the preparation of such Tax Returns and file such forms as required by Applicable Law. Neither Buyer nor Seller shall take a position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation or investigation, without the prior written consent of the other party, except as required by Applicable Law. In the event that the Purchase Price Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto in writing of such notice and resolution of the dispute.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that each statement contained in this Article III is true and correct as of the date hereof and as of the Closing Date, except with respect to those certain Purchased Assets transferred to Buyer (1) prior to the Closing in which case each statement contained in this Article III is true and correct as of the date Buyer received such Purchased Assets as indicated on Schedule 2.2(d) and (2) after the Closing in which case each statement contained in this Article III is true and correct as of the date such Purchased Asset is transferred to Buyer, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty.

Section 3.1.    Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary because of the property owned, leased or operated by it or because of the nature of its business as now being conducted, except where any failure, individually or in the aggregate, to be so qualified or in good standing does not or could not reasonably be expected to have a Material Adverse Effect. Seller has never operated the Purchased Assets or conducted the Business or any of the Seller Collaboration Activities under any fictitious name, assumed name, trade name or other name, other than NPS Pharmaceuticals, Inc., NPS Allelix Corp. and Natural Product Sciences, Inc.

Section 3.2.    Authority; Binding Agreements. The execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller. Seller has all requisite corporate power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this

Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Seller. No shareholder or other equityholder approval is required on behalf of Seller for the execution, delivery or performance of this Agreement and such Related Documents. This Agreement and the Related Documents to which Seller is or will become a party are, or upon execution and delivery by Seller thereof will be, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors' rights and remedies by equitable principles.

Section 3.3.    Conflicts; Consents. The execution and delivery by Seller of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Seller with any of the provisions hereof and thereof do not and will not:

  conflict with or result in a breach of the certificate of incorporation, bylaws or other constitutive or organizational documents of Seller;

  conflict with, result in a default or give rise to any right of termination, cancellation, modification or acceleration under any material note, bond, lease, mortgage, indenture, Contract or other instrument or obligation to which Seller is a party, or by which Seller, the Collaboration or any of the Purchased Assets may be bound or affected except for required Consents in respect of certain Assumed Contracts as set forth on Schedule 3.3(b);

  violate any material Applicable Law with respect to Seller, the conduct of the Business, the Seller Collaboration Activities or any of the Purchased Assets, subject to the potential prevention of assignment of [*] Agreements or [*] as a result of Applicable Law, in which event the provisions of Section 2.2(a)(xiv) shall apply;

  except as set forth in Exhibit 5.11 and the Escrow Agreement, result in the creation or imposition of any Lien (other than Permitted Liens with respect to Taxes) upon any Purchased Asset; or

  except for all of the filings and other actions set forth on Schedule 3.3(b), other than as set forth on Schedule 3.3(e), require any material notice to, filing with, authorization of, exemption by, or Consent of, any Person, including any Governmental Authority, including any foreign Governmental Authority, for Seller to transfer the Purchased Assets to Buyer and otherwise consummate the transactions contemplated hereunder.

Section 3.4.    Collaboration Reports. Seller has delivered to Buyer all Project Reports and Joint Program Team Reports (collectively, the "Collaboration Reports") that Seller was required to deliver to Buyer as directed by the Joint Project Team (as defined in the Collaboration Agreement) pursuant to the Collaboration Agreement. The portions of the Collaboration Reports prepared by Seller are true, accurate and complete in all material respects.

Section 3.5.    Absence of Changes. Since October 12, 2006, except as set forth on Schedule 3.5, there has not been:

  any event, development or state of circumstances that (i) is materially adverse to the business, assets, liabilities, operations, condition (financial or otherwise) of the Purchased Assets, in whole or in part, (ii) materially impacts, materially delays or prevents the consummation of the transactions contemplated hereby, (iii) created a material limitation on the ability of Seller to conduct the Business as conducted prior to October 12, 2006 or (iv) creates a limitation on the ability of Seller or its Affiliates to transfer to Buyer good and marketable title to the Purchased Assets free and clear of all Liens (other than Permitted Liens) or event, development or state of circumstances that individually or in the aggregate could reasonably be expected to result in any of the foregoing;

  any sale, assignment, license, transfer or other disposition of Seller Intellectual Property or any Intellectual Property or any other intangible assets Related to the Business that but for such sale, assignment, license, transfer or other disposition would be Seller Intellectual Property or a Purchased Asset;

  any creation or other incurrence of any Lien (other than Permitted Liens and those created or incurred by Buyer) on any Purchased Asset;

  any material damage, destruction or loss (whether or not covered by insurance) affecting any Purchased Asset or any asset that would have been a Purchased Asset but for such damage, destruction or loss;

  except in the ordinary course of business and consistent with past practice, any amendment, modification or termination of any Assumed Contract;

  any institution of, settlement of or agreement to settle any Action by Seller or its Affiliates Related to the Business, or relating to the Compounds, Products or the Seller Collaboration Activities;

  any agreement or action not otherwise referred to in items (a) through (f) above entered into or taken that is material to the Purchased Assets, excluding any agreement entered into, or action taken, by Buyer; or

  any agreement or commitment, whether in writing or otherwise, to take any of the actions specified in items (a) through (g) above.

Section 3.6.    Good Title; Sufficiency of Assets.

  Except as set forth on Schedule 3.6(a), (i) Seller has good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets free and clear of all Liens (other than Permitted Liens), and has the power and right to sell, convey, deliver, transfer and assign to Buyer, as applicable, the Purchased Assets; (ii) to Seller's Knowledge, there are no adverse claims of ownership to the Purchased Assets and (iii) Seller has not received written notice that any Person has asserted a claim of ownership or right of possession or use in or to any of the Purchased Assets. At the Closing, Seller will transfer to Buyer, good and marketable title to, or valid contract rights to, as applicable, all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens), subject to the potential prevention of assignment of [*]

  Agreements or [*] as a result of Applicable Law, in which event the provisions of Section 2.2(a)(xiv) shall apply.

  The Purchased Assets constitute all of the properties, interests, assets and rights owned or Controlled by Seller that are Related to the Business, other than the Excluded Assets.

Section 3.7.    Intellectual Property.

  Seller owns all right, title and interest in and to, or has valid license rights to, all of the Seller Intellectual Property. The Seller Intellectual Property includes all of the Patents owned or Controlled by, or otherwise in the possession of Seller that claim or cover, or other Intellectual Property owned or Controlled by, or otherwise in the possession of Seller that are necessary for or arising under or that otherwise substantially or exclusively relate to, the Products, the Compounds, or any Improvements thereto, the Exploitation thereof, or the conduct of the Business as it has been or is presently conducted by Seller, other than (i) the Intellectual Property licensed to Seller pursuant to that certain [*], (ii) the Intellectual Property licensed to Seller pursuant to that certain [*], (iii) the Intellectual Property licensed to Seller pursuant to the [*], (iv) rights under [*]Patents, (v) assets identified in Section 2.2(c)(v) and (vi) the [*] listed on Schedule 7.2(h) that Seller has failed to obtain and deliver to Buyer; provided, however, that the preceding exception shall not impair Buyer's rights under Section 7.2(h).

  Schedule 2.2(a)(vii) sets forth a true, accurate and complete list of all registrations, applications for registration and similar filings with any Governmental Authority relating to the Seller Intellectual Property owned by, Controlled by, or otherwise in the possession of, Seller (which Schedule identifies the applicable serial or other identifying number, country, filing, expiration date and title, if applicable). Seller has provided true, accurate and complete copies of all such registrations, applications and similar filings to Buyer, and, except as set forth in Schedule 2.2(a)(vii), has taken all action necessary to prosecute all of Seller's existing applications and to maintain all such registrations in full force and effect, including having paid all required maintenance fees, and has not taken or failed to take any action that could reasonably be expected to have the effect of waiving any rights to the Seller Intellectual Property.

  Schedule 3.7(c) lists all license agreements in respect of any of the Seller Intellectual Property either licensed by Seller as licensor to third parties or licensed by third parties to Seller as licensee.

  Except with respect to certain Seller Patent Rights as previously disclosed to a Senior Patent Attorney of Buyer during meetings on August 15, 2007 or August 16, 2007 or by Buyer to Seller during a Joint Program Team (as defined in the Collaboration Agreement) meeting or a quarterly intellectual property meeting during the Collaboration, (i) the Seller Intellectual Property is, to Seller's Knowledge, enforceable and valid and (ii) none of the Seller Intellectual Property has been or is the subject of (A) any pending Action (including, with respect to Patents, inventorship challenges, interferences, reissues, reexaminations and oppositions or similar Actions) or any Order or other agreement restricting (x) the use of any Seller Intellectual Property in connection with the Exploitation of any Product or Compound within the Territory or (y) the assignment or license thereof by Seller (or any of its Affiliates, as applicable), or (B) to Seller's Knowledge, any threatened Action or claim of infringement threatened or made in writing or any pending Action to which Seller (or any of its Affiliates, as applicable) is a party. There have been no settlements or agreements reached with respect to any such Actions related to the Seller Intellectual Property.

  Except for those payments owed by Seller pursuant to the [*] for which Seller is and shall remain responsible for and as set forth on Schedule 3.7(e) and except as set forth on Schedule 7.2(h), Seller (or its Affiliates, as applicable) possesses the ability, whether by ownership, license or otherwise, to grant the right to access or use, grant a license or a sublicense under, or otherwise exercise all indicia of control over, all Seller Intellectual Property within the Territory. Except as set forth on Schedule 7.2(h), Seller (or its Affiliates, as applicable) has the unrestricted right to assign, transfer, license or grant to Buyer all rights in and to the Seller Intellectual Property that are being assigned, transferred, licensed or granted to Buyer under this Agreement and the Related Documents, in each case free of any rights or claims of any Person or any other Liens (other than Permitted Liens), and without payment by either party of any royalties, license fees or other amounts to any other Person.

  Except as set forth on Schedule 3.7(f), no royalties, license fees or other payment obligations are owed to any Person in connection with the Exploitation of any Product or Compound after the Closing Date.

  Except as set forth on Schedule 3.7(g), (i) neither Seller nor its Affiliates has assigned, transferred, conveyed, or granted any licenses to the Seller Intellectual Property to third parties within the Territory, or otherwise caused or permitted any Lien to attach to any Seller Intellectual Property or the Compounds, Products or any Patents, Information and Inventions, or other Intellectual Property that would have been Seller Intellectual Property, but for such assignment, transfer, conveyance, license or Lien; (ii) neither Seller nor its Affiliates, nor to Seller's Knowledge, any other Person, is party to any agreements with third parties that materially limit or restrict the use by Buyer of the Seller Intellectual Property within the Territory or require any payments for its use; (iii) except as set forth on Schedule 7.2(h), no Person, other than Buyer, has any proprietary, commercial, joint ownership, royalty or other interest in the Seller Intellectual Property or the goodwill associated therewith within the Territory; and (iv) neither Seller nor its Affiliates has entered into any Contract (except for the Collaboration Agreement) (A) granting any Person the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Seller Intellectual Property, (B) expressly agreeing to indemnify any Person against any charge of infringement of any of the Seller Intellectual Property, or (C) granting any Person the right to control the prosecution of any of the Seller Intellectual Property. Except for the Permitted Liens, there are no existing agreements, options, commitments, or rights with, of or to any third party to acquire or obtain any rights to any of the Seller Intellectual Property.

  To Seller's Knowledge, there is no unauthorized use, infringement, misappropriation or violation of any of the Seller Intellectual Property by any Person within the Territory. The conduct of the Business by Seller in the Territory, as it has been and is now being conducted, does not presently and, to Seller's Knowledge, will not, infringe or misappropriate or otherwise violate, as applicable, the Intellectual Property of any Person, and Seller has not

  received any written notice from any Person regarding, and has no Knowledge of, any claim or assertion to the contrary; provided, however, that the parties acknowledge and agree that the foregoing representation with respect to whether the conduct of the Business, to Seller's Knowledge, will not infringe or misappropriate or otherwise violate, as applicable, the Intellectual Property of any Person is not intended to imply any representation or warranty by Seller with respect to any plans of Buyer to conduct the Business in the future that are different from the conduct of the Business as was contemplated by Buyer and Seller under the Collaboration Agreement.

  All issuance, renewal, maintenance and other material payments that are or have become due with respect to the Seller Intellectual Property have been timely paid by or on behalf of Seller. All documents, certificates and other material in connection with the Seller Intellectual Property have, for the purposes of maintaining such Seller Intellectual Property, been filed in a timely manner with the relevant Governmental Authorities. Seller and its Affiliates, as applicable, have properly filed, prosecuted and maintained all Patents included in the Seller Intellectual Property and have properly filed and maintained all other Seller Intellectual Property.

  Seller has taken all reasonable measures to protect and preserve the security, confidentiality, value and ownership of the Information and Inventions and other confidential information included in the Purchased Assets. [*] To Seller's Knowledge, none of such Information and Inventions is part of the public domain. None of such Information and Inventions has been used by, disclosed or divulged to, or appropriated by or for the benefit of any Person other than Seller or otherwise to the detriment of the Business as it has been or is presently conducted by Seller.

Section 3.8.    Contracts.

  Schedule 3.8 sets forth a true, accurate and complete list of all Contracts to which Seller or any of its Affiliates is a Party:

    pursuant to which the Seller Collaboration Activities are or were conducted by third parties;

    pursuant to which Seller or its Affiliates, as applicable, own, have under license, have a right to acquire (by option or otherwise), have a right to use or exercise (including any covenant not to sue or other similar right of forebearance), or otherwise Control, or have any other right or interest in or to any Seller Intellectual Property;

    that are material to the discovery, research, development, manufacture or ownership of Products or Compounds or that are Related to the Business excluding any Consultant Services Agreements, substantially similar in terms and conditions to those listed on Schedule 3.8 and previously provided to Buyer, entered into with Employees after August 15, 2007, and any amendments to such Consultant Services Agreements listed on Schedule 3.8; or

    limiting or restraining Seller in any material respect from engaging or competing in the Business or from purchasing any products, services or inventory Related to the Business from any third parties.

  All Contracts set forth on Schedule 3.8 are collectively referred to herein as the "Material Contracts". Buyer is not a party to any Material Contract.

  Seller has made available to Buyer true, accurate and complete copies of all written Material Contracts, including all amendments, modifications and waivers relating thereto, and set forth on Schedule 3.8 are true, accurate and complete descriptions of the material provisions of all oral Material Contracts. All Assumed Contracts are, and on the Closing Date all Assumed Contracts will be, (i) in full force and effect, (ii) the valid and binding obligations of Seller and, to Seller's Knowledge, the other parties thereto and (iii) enforceable in accordance with their respective terms. There exists no default, or any event which upon notice or the passage of time, or both, could reasonably be expected to give rise to any default, in the performance by Seller or, to Seller's Knowledge, by any other party under any Assumed Contract. Seller has not received any notice, nor does Seller have any Knowledge, that any party to any of the Assumed Contracts intends to cancel or terminate any Assumed Contract or has or intends to submit to Seller (or any of its Affiliates, as applicable) any claim of material breach by any such party with respect to the performance of Seller's obligations under any such Assumed Contract.

  Schedule 3.3(b) sets forth a true, accurate and complete list of those Assumed Contracts for which Consents are required to assign such Assumed Contracts to Buyer.

  None of the Assumed Contracts have been entered into by Seller (or any of its Affiliates, as applicable) other than in the ordinary course of its or their business or other than on an arm's length basis.

Section 3.9.    Compliance with Applicable Law. The (a) Seller Collaboration Activities and (b) the Business as it has been or is presently conducted by Seller (excluding any activities performed pursuant to the Collaboration Agreement), in each case, have been and are conducted in all material respects in compliance with Applicable Law.

Section 3.10.    Inventory. All of the Inventory (a) was produced or manufactured in accordance with the specifications for the Compounds as set forth in the applicable Regulatory Documentation, to the extent such Inventory was a subject of the Regulatory Documentation and in compliance with Applicable Law, and (b) is not adulterated and is of suitable quality for such tests, studies and other activities as may be required prior to commencement of tests and studies in human subjects, including tests to determine activity with respect to mGluRs, and pharmacology and toxicology in pre-clinical models (in vitro and animal).

Section 3.11.    Litigation. Except as set forth on Schedule 3.11, there is no Action pending, or to Seller's Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Seller's Knowledge, threatened, that affects the Business as it has been or is presently conducted by Seller or the Purchased Assets or could reasonably be expected to have a Material Adverse

Effect or result in restraining, enjoining or otherwise preventing the completion by Seller of the transactions contemplated by this Agreement or the Related Documents, nor, to Seller's Knowledge, is there any reasonable basis on which any such Action may be brought in the future. Seller has made available to Buyer true, accurate and complete copies of all court papers and other documents with respect to the matters referred to on Schedule 3.11. Except as set forth on Schedule 3.11, there is no outstanding Order of any Governmental Authority against Seller relating to the Business or the Purchased Assets or that could reasonably be expected to result in a Material Adverse Effect or delay the ability of Seller to perform its obligations hereunder or under any Related Document. No Action listed on Schedule 3.11 has had or would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.    Adverse Information. Except as has been previously provided to Buyer in a Collaboration Report or during a Steering Committee (as defined in the Collaboration Agreement) meeting, or provided by Buyer to Seller, or otherwise generated by Buyer in the Collaboration, (a) Seller is not aware of any material adverse information with respect to the safety and efficacy of the Compounds or Products and (b) neither Seller nor any of its Affiliates has any Knowledge of any scientific or technical facts or circumstances that could reasonably be expected to adversely affect the scientific, therapeutic or commercial potential of the Compounds or the Products.

Section 3.13.    Insurance. During the term of the Collaboration Agreement, Seller has maintained in accordance with Section 12.5 of the Collaboration Agreement: (a) commercial general liability insurance covering bodily injury and third party property damage with minimum limits of [*] Dollars per occurrence and [*] Dollars general aggregate, (b) products liability/completed operations coverage with minimum limits of [*] Dollars each occurrence and [*] Dollars general aggregate, and (c) an all-risks fire and extended coverage insurance on a "replacement cost" basis covering real and personal property and including business income coverage sufficient to assure continuing operations in the event of a major casualty. Schedule 3.13 sets forth a true, accurate and complete list of all policies of casualty, liability, theft, fidelity, life and other forms of insurance related to the Business held by Seller or its Affiliates (specifying for each such insurance policy the insurer, the policy number or cover note number with respect to binders, the policy period, the policy limits, each pending claim thereunder, and setting forth the aggregate amounts paid out under each such policy during the past one year through the Closing Date). Each such policy is valid and binding, and is or has been in effect during the entire policy period stated therefor. All insurance policies are in the name of Seller and all premiums with respect to such policies are, and as of the Closing Date will be, paid in full. Seller has not received notice of cancellation or termination of any such policy, nor has it been denied or had revoked or rescinded any policy of insurance and Seller has not borrowed against any such policies. Except as set forth on Schedule 3.13, no claim under any such policy is pending.

Section 3.14.    Taxes.

  Seller (and each of its Affiliates, as applicable) has timely paid all Taxes that will have been required to be paid by it in respect of the Purchased Assets or the Business, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

  Seller (and each of its Affiliates, as applicable) has established, in accordance with generally accepted accounting principles, as applied in the United States, applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes that arise from or with respect to the Purchased Assets or the Seller Collaboration Activities or the Business as it has been or is presently conducted by Seller and are incurred or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business as it has been or is presently conducted by Seller or would result in Buyer becoming liable therefor.

Section 3.15.    Brokers. No agent, broker, firm or other Person acting on behalf, or under the authority, of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

Section 3.16.    Biological Materials. Seller has obtained (or has caused its third party collaborators to obtain or certify that they have obtained) all appropriate and required consents and approvals from the source of all Biological Materials.

Section 3.17.    Regulatory Matters.

  Seller and its Affiliates, if applicable, have conducted all the Seller Collaboration Activities in accordance with good clinical and good laboratory practices and other Applicable Law. Seller and its Affiliates have employed Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of the Seller Collaboration Activities.

  No Governmental Authority has notified Seller or its Affiliates, and Seller is not otherwise aware, that the conduct of the Seller Collaboration Activities or the Business as it has been or is presently conducted by Seller were or are in violation of any Applicable Law or the subject of any investigation.

  Neither Seller nor any of the Employees that conducted any Seller Collaboration Activities has been disqualified, debarred or voluntarily excluded by the FDA or any other Governmental Authority for any purpose, or has been charged with or convicted under United States federal law for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992, the Act or any other Applicable Law, or has made an untrue statement of a material fact to any Governmental Authority with respect to the Purchased Assets (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Authority with respect to the Purchased Assets. Seller has not, and to Seller's Knowledge no Employee has, received any notice to such effect.

  Seller has made available, or has caused its Affiliates to make available, to Buyer all Regulatory Documentation, Seller Know-How and any other data, clinical studies, pre-clinical studies and other Information and Inventions in Seller's or Seller's Affiliates' possession or Control regarding or related to any Compound or Product or any Improvement thereto or the Business, and all such Regulatory Documentation, Seller Know-How and other Information and

  Inventions were and are true, accurate and complete at such time and as of the Closing. Seller has prepared, maintained and retained all Regulatory Documentation that is required to be maintained or reported by it pursuant to and in accordance with good laboratory and clinical practices and other Applicable Law and all such information is true, accurate and complete.

Section 3.18.    Adequate Consideration; Continued Solvency. The consideration to be received by Seller under this Agreement constitutes fair consideration and reasonable equivalent value for the Purchased Assets. The transactions contemplated by this Agreement and the Related Documents constitute a contemporaneous exchange of new value for the Purchased Assets under 11 U.S.C. Section 547(c). Seller (a) is able to pay its debts as they become due, and (b) is solvent and will be solvent immediately following the closing of the transactions consummated hereunder. Seller is not engaged in business or a transaction, and it is not about to engage in business or a transaction, for which its remaining assets and capital are or will be insufficient. Seller does not intend to incur, or believe that it will incur, liabilities that would be beyond its ability to pay as such liabilities matured. Seller has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

Section 3.19.    Prepayments. There are no prepayments, deposits, claims for refunds or prepaid expenses on hand or in accounts relating to any Purchased Assets or the Assumed Liabilities.

Section 3.20.    Delivery of Purchased Assets. Prior to the Closing Date, Seller has delivered, to a destination designated by Buyer, all of the Purchased Assets; provided, however, that Seller has delivered to a destination designated by Buyer true and correct copies of the Mixed Notebooks with Seller Mixed Notebook Portion appropriately redacted along with a certificate by an officer of NPS certifying that such copies are true and correct, and upon Closing, Seller will cause its agent to deliver the original Mixed Notebooks, together with a complete copy of all such Mixed Notebooks certified by an officer of NPS that such copy is true and correct, to be placed into escrow with Iron Mountain Incorporated (the "Escrow Agent") pursuant to the terms of the Escrow Agreement. Notwithstanding Section 5.15, Seller shall destroy any copies (including electronic copies) of the Buyer Mixed Notebook Portion or derivatives therefrom other than those contained in the original Mixed Notebooks (and copies thereof) delivered to the Escrow Agent. The Buyer Mixed Notebook Portion and the certified copy of the Mixed Notebooks placed into escrow with the Escrow Agent were both prepared from the same source files.

BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTY WHATSOEVER AND BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING WARRANTIES AS TO THE FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR CONDITION OF THE PURCHASED ASSETS OR AS TO ANY OTHER MATTER.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular disclosure Schedule numbered and captioned to correspond to, and referenced in, such representation or warranty.

Section 4.1.    Organization, Standing and Power. Buyer is a company limited by shares duly organized, validly existing and in good standing under the laws of Sweden and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2.    Authority; Binding Agreements. The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Buyer. Buyer has all requisite power and authority to enter into this Agreement and the Related Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement and the Related Documents to which Buyer is or will become a party are, or upon execution and delivery thereof will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

Section 4.3.    Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Related Documents to which it is or will become a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions hereof and thereof do not and will not (a) conflict with or result in a breach of the constitutive or organizational documents of Buyer, (b) violate any material Applicable Law with respect to Buyer or Buyer's properties or assets, or (c) require the Consent of, or any notification to or filing with, any Governmental Authority.

Section 4.4.    Brokers. No agent, broker, investment banker, firm or other Person acting on behalf, or under the authority, of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Seller or its Affiliates in connection with any of the transactions contemplated hereby.

Section 4.5.    Litigation. There is no Action pending, or to Buyer's Knowledge, threatened before any Governmental Authority, and there is no claim, investigation or administrative action of any Governmental Authority pending, or to Buyer's Knowledge, threatened, that could reasonably be expected to result in restraining, enjoining or otherwise preventing the completion by Buyer of the transactions contemplated by this Agreement or the Related Documents, nor, to Buyer's Knowledge, is there any reasonable basis on which any such Action may be brought in the future.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.    Obligation to Consummate Transaction. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement and Related Documents as expeditiously as practicable and to ensure that the conditions set forth in Article VI are satisfied, insofar as such matters are within the control of such party. Without limitation to the foregoing or to Section 2.5, Seller shall use its commercially reasonable efforts to obtain all Material Consents.

Section 5.2.    Confidentiality; Non-Competition; Non-Disparagement; Non-Solicitation.

  Seller Confidentiality Agreement. Seller shall, and shall cause its Affiliates and its and their respective counsel, accountants, financial advisors, lenders and other agents and representatives (collectively, "Representatives") to: (i) protect Buyer Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not disclose or reveal any Buyer Confidential Information to any Person other than to Seller's or its Affiliates' respective Representatives, including financial advisors, current and prospective lenders who need to know Buyer Confidential Information in connection with any investigation of Seller or the negotiation, preparation or performance of this Agreement or any Related Document or for the purpose of evaluating the transactions contemplated hereby, except to the extent (A) that disclosure of Buyer Confidential Information has been consented to in writing by Buyer or (B) as required to be disclosed under Applicable Law (provided, that prompt notice of such disclosure will be given as far in advance as possible to Buyer and Buyer shall be given reasonable opportunity to determine whether disclosure is required and to assess the extent of Buyer Confidential Information required to be disclosed); and (ii) not use Buyer Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under Applicable Law or to obtain any Consents from any Governmental Authority to the transactions contemplated by this Agreement; or (C) to enforce Seller's rights and remedies under this Agreement. The obligations of Seller under this Section 5.2(a) shall survive the Closing for a period of ten years after such Closing.

  Buyer Confidentiality Agreement. Buyer shall, and shall cause its Affiliates and its and their respective Representatives to: (i) protect the Seller Confidential Information with at least the same degree of care, but no less than reasonable care, with which it protects its own most sensitive confidential information and not disclose or reveal any Seller Confidential Information to any Person other than to Buyer's or its Affiliates' respective Representatives, including financial advisors, current and prospective lenders who need to know Seller Confidential Information in connection with the performance of this Agreement or any document to be delivered hereunder or for the purpose of evaluating the transactions contemplated hereby, except to the extent (A) that disclosure of such Seller Confidential Information has been consented to in writing by Seller or (B) as required to be disclosed under

  Applicable Law (provided, that prompt notice of such disclosure will be given as far in advance as possible to Seller and Seller shall be given reasonable opportunity to determine whether disclosure is required and to assess the extent of Seller Confidential Information required to be disclosed); and (ii) not use Seller Confidential Information for any purpose other than (A) in connection with the evaluation or consummation of the transactions contemplated by this Agreement; (B) to the extent necessary in connection with any filing requirements under Applicable Law or to obtain any Consents from any Governmental Authority to the transactions contemplated by this Agreement; or (C) to enforce Buyer's rights and remedies under this Agreement. The obligations of Buyer under this Section 5.2(b) shall survive the Closing of the Agreement for a period of ten years after such Closing.

  Non-Competition. Seller acknowledges (x) its possession of confidential or proprietary information, (y) its limited right to access the Mixed Notebooks held in escrow pursuant to the Escrow Agreement and Section 5.11, and (z) the highly competitive nature of the Business and, accordingly, agrees that, in consideration of Buyer's entering into this Agreement and the other transactions contemplated hereby and the premises contained herein, including the payment of the Purchase Price and the assumption of the Assumed Liabilities as provided hereunder, for a period commencing on the Closing Date and ending on the fifth anniversary thereof, neither Seller nor any of its Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, directly or indirectly, for any reason whatsoever, either individually or as a member, shareholder, partner, agent or principal of another business firm (unless (A) acting pursuant hereto or with the prior written consent of Buyer which consent may be withheld in Buyer's sole discretion or (B) Seller or its Affiliate is such a member or shareholder solely by virtue of a passive investment of not more than three percent of the outstanding voting or economic rights of such business firm) (i) directly or indirectly, undertake any activity in the Field in the Territory, or (ii) license or authorize any other Person to do the same; provided, however, that in the event of a Change of Control, the foregoing shall not prevent any third party that becomes an Affiliate of Seller as a result of such Change of Control (but not Seller or any successor to Seller unless Seller or such successor is merged or consolidated and Seller or such successor ceases to exist as an independent entity as a result of such Change of Control) from (x) directly or indirectly, undertaking any activity in the Field in the Territory, or (y) licensing or authorizing any other Person to do the same, in each case only to the extent that (1) such activity, whether prior to or after the effective date of the Change of Control, was or is effected without the access or use of any Seller Intellectual Property or any person who is or was an officer or Employee of Seller or any of its Affiliates that was an Affiliate prior to such Change of Control (each, an "Existing Affiliate"), (2) Seller (or its successor) shall have provided Buyer written notice that such third party has an active mGluR program, together with a written undertaking for the benefit of Buyer by such third party and, if any, the ultimate parent of such third party that (A) such third party, parent, or Seller (or its successor) (to the extent of the merger or consolidation in which Seller or such third party ceases to exist as an independent entity), on behalf of themselves and their respective Affiliates, expressly agree to be bound by Section 5.2(a), Section 5.2(i) and Section 7.2(b), (B) no Seller Intellectual Property has been or will be accessed or used in connection with such activity and (C) such activity will be conducted other than using Seller or any Existing Affiliate and in any event, without using any of Seller's or any of its Existing Affiliates' officers or Employees and (3) Seller (and any successor) shall have complied, and shall continue to comply, with the terms of this Agreement and the Related Documents. Nothing in the foregoing provision is intended, or shall be construed, to grant Seller

  (or its successor) or any third party that becomes an Affiliate of Seller as a result of a Change of Control a license or any other rights in or to any of the Purchased Assets or a right to use any Buyer Confidential Information.

  Non-Disparagement. For a period of 10 years following the Closing Date, Seller agrees that neither it nor its Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, except as required by Applicable Law, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of Buyer, its Affiliates, the Business, the Compounds or the Products. For a period of two years following the Closing Date, Buyer agrees that neither it nor its Affiliates (now existing or hereafter incorporated, formed or otherwise organized) shall, except as required by Applicable Law, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of Seller and its Affiliates. Notwithstanding the foregoing, either party may make any statement or remark to the extent necessary to enforce any right under this Agreement pursuant to an Action (or to defend against any such Action).

  Non-Solicitation. During the five years following the Closing Date, neither party shall, and shall cause each of its Affiliates not to, directly or indirectly, without the other party's prior written consent, solicit the employment of any employee of the other party or its Affiliates with whom it has come in contact in conducting activities under this Agreement or the Collaboration Agreement; provided, however, that the foregoing provisions shall not apply to (i) a general advertisement or solicitation program that is not specifically targeted at such persons or (ii) the solicitation of any employee after such time as such employee's employment has been terminated by the other party or any of its Affiliates.

  Mixed Notebooks.

    Buyer agrees that, other than Buyer's right to have a consultant designated by Buyer (the "Buyer Consultant") review the Mixed Notebooks to: (A) confirm the accuracy and completeness of the certified copies of such Mixed Notebooks provided by Seller to Buyer prior to Closing and (B) prepare a schedule setting forth the pages (or portions of pages) of each Mixed Notebook that constitute the Buyer Mixed Notebook Portion and the pages (or portions of pages) of each Mixed Notebook that constitute the Seller Mixed Notebook Portion, neither Buyer nor any of its Affiliates will have rights to use or disclose the Information and Inventions contained in the Seller Mixed Notebook Portion to the extent, subject to Section 5.2(b), such Information and Inventions remain Seller Confidential Information.

    Seller agrees that, other than Seller's right to have a consultant designated by Seller to observe the Buyer Consultant, neither Seller nor any of its Affiliates will have rights to use or disclose the Information and Inventions contained in the Buyer Mixed Notebook Portion to the extent, subject to Section 5.2(a), such Information and Inventions remain Buyer Confidential Information.

  Interpretation. Seller acknowledges and agrees that the provisions of this Section 5.2 are necessary and reasonable to protect Buyer in the conduct of the Business and are a material inducement to Buyer's execution and delivery of this Agreement. If the restrictions contained in this Section 5.2 are determined in accordance with Section 9.1 to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, this Section 5.2 shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical areas as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable all as determined in accordance with Section 9.1.

  Extensions of Limitations. If either party or any of its Affiliates violate this Section 5.2, the duration set forth in this Section 5.2 automatically shall be extended as against such party and its Affiliates for a period equal to the periods during which such party or such Affiliate shall have been in violation of this Section 5.2. The covenants contained in this Section 5.2 are deemed to be material, and the parties are entering into this Agreement in reliance upon such covenants.

  Equitable Relief. The parties acknowledge and agree that a breach of this Section 5.2 will cause irreparable damage and great loss to the other party or its Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the parties acknowledge and agree that in the event of such a breach, the other party shall be entitled to seek equitable relief, including injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such party may be entitled in law or equity, without posting bond or other security and without a showing of the inadequacy of monetary damages as a remedy.

Section 5.3.    Certain Tax Matters.

  Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to this Agreement and the Related Documents or the transactions contemplated hereby and thereby (collectively, "Transfer Taxes") shall be borne equally by Seller and Buyer; provided, however, that Buyer and Seller shall reasonably cooperate with one another to lawfully minimize such Taxes; provided, further, that the recordation and transfer fees with respect to the recordation of the assignment of the Seller Patent Rights (including foreign associate charges, legalization fees, and patent office charges associated with recording the assignment of the Seller Patent Rights) shall be borne entirely by Buyer. In the case of Transfer Taxes for which Buyer is liable to the applicable taxing authority and not with respect to recordation and transfer fees relating to the recordation of the assignment of the Seller Patent Rights as set forth in Section 5.7, at the Closing, Seller shall pay to Buyer 50% of the amount of such Transfer Taxes as reasonably estimated by Buyer, with subsequent additional payments by Seller to Buyer or refunds by Buyer to Seller of amounts previously paid by Seller in the event it is subsequently determined that the amount of the subject Transfer Taxes was more or less than the estimated amounts.

  Allocation of Taxes. All real property, personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such taxable period after the Closing Date (such portion of such taxable period, the "Post-Closing Tax Period") and the number of days of such taxable period in a Pre- Closing Tax Period. Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

  Apportioned Obligations and Transfer Taxes. Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying party shall be entitled to reimbursement from the non-paying party in accordance with Section 5.3(a) or Section 5.3(b), as the case may be. Upon payment of any such Apportioned Obligation or Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under Section 5.3(a) or Section 5.3(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non- paying party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

  Tax Withholding. Buyer and Seller agree that all payments under this Agreement will be made without any deduction or withholding for or on account of any Taxes or other amounts unless required by Applicable Law. In the event Buyer determines, after consultation with Seller, that it is required under Applicable Law to withhold and pay any Tax to any revenue authority in respect of any payments made to Seller, the amount of such Tax shall be deducted by Buyer and paid to the relevant revenue authority, and Buyer shall notify Seller thereof and shall promptly furnish to Seller all copies of any Tax certificate or other documentation evidencing such withholding. Buyer shall not be required to pay any additional amounts to Seller in respect of any amounts paid to any revenue authority pursuant to the immediately preceding sentence. In the event that any withholding Tax shall subsequently be found to be due, payment of such Tax shall be the responsibility of Seller. The parties agree to reasonably cooperate with each other, including by completing or filing documents required under the provisions of any applicable income tax treaty or Applicable Law, to claim any applicable exemption from, or reduction of, any such applicable Taxes.

  Bulk Sales. The parties hereby waive compliance with any UCC bulk sales or comparable statutory provisions of each applicable jurisdiction.

  Cooperation and Exchange of Information. Each of Seller and Buyer shall (i) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or Action relating to liability for Taxes in connection with the Purchased Assets, (ii) retain and provide the other with any records or other information that may be relevant to such

  Tax Return, audit or examination, Action or determination, and (iii) provide the other with any final determination of any such audit or examination, Action or determination that affects any amount required to be shown on any Tax Return of the other for any period.

  Survival of Covenants. The covenants contained in this Section 5.3 shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions thereof).

Section 5.4.    Public Announcements. At and after the Closing, (a) Buyer shall have the right to issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the consent of Seller and (b) Seller shall have the right to issue a press release or otherwise make a public statement with respect to the transactions contemplated hereby only upon the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed. Notwithstanding anything to the contrary herein, either party may issue a press release or make a public statement with respect to the transactions contemplated hereby without the consent of the other party if and to the extent such disclosure is required by Applicable Law; provided, however, that (i) notice of such requirement is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such information and (ii) the issuing party thereafter discloses only the minimum information necessary to comply with the requirement, whether or not a protective order or other similar order is obtained by the other party.

Section 5.5.    Checks; Remittances and Refunds. After the Closing, if Seller or its Affiliates receive any payment, refund or other amount that is attributable to, results from or is related to a Purchased Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement, Seller shall promptly remit, or cause to be remitted, such amount to Buyer. Seller shall promptly endorse and deliver to Buyer any notes, checks, negotiable instruments, letters of credit or other documents received on account of, attributable to or otherwise relating to the Business or the Purchased Assets that are properly due and owing to Buyer in accordance with the terms of this Agreement, and Buyer shall have the right and authority to endorse, without recourse, the name of Seller or any of its Affiliates on any such instrument or document. Notwithstanding the foregoing, Seller shall not be obligated to return any payment, refund or other amount attributable to, resulting from or related to a Purchased Asset relating to the time period prior to Closing.

Section 5.6.    Cooperation in Litigation. From and after the Closing Date, Buyer and Seller, solely upon request of the other, shall fully cooperate with each other in the defense or prosecution of any Action (other than litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby, by the Related Documents or by the Collaboration Agreement) instituted prior to the Closing against or by such parties relating to or arising out of the activities conducted pursuant to the Collaboration Agreement or with respect to the Business or the Purchased Assets. For a period of ten years after the Closing Date (other than for matters relating to the patentability of the Seller Patent Rights for which there shall be no time limitation), Buyer and Seller, solely upon request of the other, shall fully cooperate with each other in the defense or prosecution of any Action (other than litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby, by the Related Documents or by the Collaboration Agreement) instituted after the Closing against or by such parties relating to or arising out of the activities conducted pursuant to the Collaboration Agreement or with respect to the Business or the Purchased Assets. Subject to ARTICLE VII, the party requesting such cooperation shall pay the reasonable and verifiable out-of-pocket costs and expenses of providing such cooperation (including legal fees and disbursements) incurred by the party providing such cooperation and by its officers, directors, employees and agents, and any applicable Taxes in connection therewith, but shall not be responsible for reimbursing such party or its officers, directors, managers, employees or agents for their time spent in such cooperation, provided that the amount of such time is reasonable and consistent with such individual's other obligations.

Section 5.7.    Cooperation in Patent Maintenance.

  As of the Closing Date, Seller shall, at its sole cost and expense, cause its patent attorneys and agents to transfer to Buyer or its designees the prosecution and maintenance of all Patents included in the Purchased Assets, including preparing all necessary Patent assignment agreements. However, Buyer shall be responsible, at its sole cost and expense, for recording the actual Patent assignment agreements prepared by Seller and its patent attorneys and agents with respect to all Patents included in the Purchased Assets from Seller to Buyer, including foreign associate charges, legalization fees, and patent office charges associated with recording the Patent assignment agreements.

  From and after the Closing Date, Seller shall, at Buyer's expense for Seller's reasonable and verifiable out-of-pocket costs and expenses, cooperate with, and assist Buyer with the filing, prosecution, defense and enforcement of any Patents that are included in the Purchased Assets or that claim or cover any Information and Inventions included therein, including by providing access to inventors and other persons familiar with the conception and reduction to practice of any Information and Inventions included within the Purchased Assets.

Section 5.8.    Risk of Loss. In the event that Purchased Assets are damaged or lost as of the Closing Date, Seller shall assign all proceeds from insurance on such damaged or lost Purchased Assets to Buyer and pay to Buyer (or, to the extent not known as of the Closing, indemnify Buyer for) the cost of repair and replacement of such damaged or lost Purchased Assets to the extent not covered by insurance. In no event shall this Section 5.8 be deemed or otherwise construed or interpreted to limit Section 6.1 or Section 7.2 hereof.

Section 5.9.    Required Approvals and Consents. As soon as reasonably practicable, but in any event, no later than 30 days after the Closing Date, Seller shall make all filings required to be made by Seller in order to consummate the transactions contemplated herein. The parties shall also cooperate with each other with respect to all filings that Buyer elects to make. Seller shall use its commercially reasonable efforts to obtain all Consents, in accordance with its obligations under Section 2.5, required to effect the assignment of the Assumed Contracts to Buyer.

Section 5.10.    Technology Transfer.

  For a period of 30 days from the Closing Date (the "Technical Transfer Period"), at Buyer's written request, Seller shall provide Buyer technical assistance as required

2

  to ensure an efficient and orderly transition of the Business and all of the Seller Intellectual Property to Buyer, or Buyer's designee. During the Technical Transfer Period, Seller agrees to use reasonable efforts to make available to Buyer those of Seller's and Seller's Affiliates' Employees with training and experience relating to the Exploitation of the Purchased Assets, including those persons listed on Schedule 5.10(a) (the "Technical Transfer Employees"). Seller will make reasonable efforts to retain or have access to the Technical Transfer Employees, including by entering into consulting arrangements with such Employees; provided, however, that Seller shall be relieved of its obligations with respect to any Technical Transfer Employees who are hired by Buyer or who contract directly with Buyer.

  Seller shall provide to Buyer all trade secrets included within the Seller Intellectual Property promptly following the Closing and Seller shall, and shall cause its Affiliates to, maintain the trade secret status of all such trade secrets from and after the Closing Date in accordance with Section 5.2(a) as if such information was Seller's most sensitive confidential information.

Section 5.11.   Mixed Notebooks. Buyer and Seller agree to comply with the provisions set forth on Exhibit 5.11.

Section 5.12.    Termination of the Collaboration Agreement. In accordance with Section 11.1(b) of the Collaboration Agreement, which provides that Buyer and Seller may terminate the Collaboration Agreement by mutual agreement, Buyer and Seller hereby terminate the Collaboration Agreement effective as of the Closing Date. Notwithstanding any provision of the Collaboration Agreement to the contrary, including Section 11.5(b), no rights or obligations of, or licenses granted to or by, the parties thereunder shall survive except as expressly set forth herein. The following provisions of the Collaboration Agreement shall expressly survive the termination of the Collaboration Agreement pursuant to this Section 5.12: Section 8.1 (Complaints), Section 8.2 (Adverse Event Reporting), Section 8.3(b) (Recall Expenses), Article X (Confidentiality), except to the extent that Confidential Information (as defined in the Collaboration Agreement) is Buyer Confidential Information or Seller Confidential Information hereunder, in which case, the confidentiality obligations set forth in this Agreement shall govern such Confidential Information and Article XII (Indemnification).

Section 5.13.    Termination of the Joint Community of Interest Privilege Agreement. In accordance with Section 11 of the Joint Community Agreement, which provides that Buyer and Seller may withdraw from the Joint Community Agreement "at will" and at any time by providing 15 days written notice of withdrawal to the other party, each of Buyer and Seller hereby withdraw from the Joint Community Agreement effective as of the Closing Date. In accordance with Section 11 of the Joint Community Agreement, each party shall promptly return all physical copies of Privileged Materials (as defined in the Joint Community Agreement) provided pursuant to the Joint Community Agreement, to the party which originally provided the Privileged Materials. The withdrawal does not affect the obligations relating to maintenance of the privilege and/or confidentiality of Privileged Materials received by each party pursuant to the Joint Community Agreement.

Section 5.14.    Certain Payments. Buyer and Seller agree to comply with the provisions set forth on Exhibit 5.14.

Section 5.15.    Destruction of Certain Property. Beginning 30 days after the Closing Date, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts (which shall not be deemed to require any destruction in violation of any Order pending against Seller for so long as such Order is pending or any destruction of any materials that are or that may be the subject of or required in any litigation to which Seller or any of its Affiliates may be a party) to destroy any copies (but not copies in electronic form) of files or documents containing any information related to the Business, including any copies (but not copies in electronic form) of Seller Intellectual Property that is included in the Purchased Assets (other than hard copies of those portions relating to Use Patent (as defined in Exhibit 5.14) for which Seller shall be entitled to retain a copy solely for purposes of ensuring Buyer's compliance with Exhibit 5.14), originals and copies (but not copies in electronic form) of Buyer and Seller joint Patent files and copies (but not copies in electronic form) of Seller Intellectual Property in Seller's possession or Control, and thereafter, provide Buyer a written certification of an officer of Seller certifying such destruction; provided, however, that with respect to any electronic copies of the foregoing information, files or documents, Seller shall destroy such information, files and documents when, in the ordinary course of Seller's business, Seller destroys any similar files (e.g., in accordance with any applicable document management policies then in effect). Seller shall, and shall cause its Affiliates to, not begin any such destruction prior to 30 days after the Closing Date and Seller shall, and shall cause its Affiliates to, complete such destruction promptly in accordance with this Section 5.15. Notwithstanding the foregoing, Seller's general counsel or outside counsel shall be entitled to keep archival copies of any such materials or documentation solely to the extent necessary to demonstrate Seller's compliance with its obligations and covenants contained in this Agreement, the Related Documents and the Collaboration Agreement. Seller acknowledges and agrees that all such information, materials or documents held in electronic form or other form or held by Seller's general counsel or outside counsel as permitted by this Section 5.15 shall remain subject to the obligations set forth in Section 5.2.

Section 5.16.    Intellectual Property.

  Seller, at its sole cost and expense, shall, or shall cause its patent attorneys and agents to, promptly and on a timely basis complete all outstanding office actions with respect to the Seller Intellectual Property that are due or ripe prior to, or within one month after, the Closing Date, including those office actions set forth on Exhibit 5.16.

  Seller shall be responsible, at its sole cost and expense, for any and all fees and expenses invoiced by Birch, Stewart, Kolasch & Birch, LLP ("BSKB") with respect to organizing the Patent files BSKB received from TraskBritt, P.C. in connection with the transactions contemplated hereby.

  Seller shall have obtained, and shall provide to Buyer at or prior to Closing, a fully executed copy of an [*] from each [*] who performed any of the [*] assigning to Seller [*]; provided, however, that to the extent any such [*] is not obtained and provided to Buyer at or prior to Closing, Seller shall, promptly following Closing, use reasonable efforts to obtain and provide to Buyer all such remaining [*], including those set forth on Schedule [*]; provided further, that nothing in this Section 5.16(c) shall impair Buyer's rights under [*].

Section 5.17.    Further Assurances. Seller shall, and shall cause its Affiliates to, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered and filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Purchased Assets, or for otherwise carrying out the purposes of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1.    Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

  No Adverse Law; No Injunction. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Related Documents, and no Action shall be pending or threatened by any Governmental Authority or other Person under such Applicable Law seeking any such Order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions;

  Governmental Approvals. All required notifications and filings with any Governmental Authority shall have been made and any waiting periods applicable to the transactions contemplated hereby pursuant to any Applicable Law shall have expired or been terminated.

Section 6.2.    Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

  Representations and Warranties. The representations and warranties of Seller contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Seller contained herein that are not so qualified shall be true and correct in all material respects, as of the Closing Date.

  Covenants; Material Adverse Effect. Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date. As of the Closing Date, there shall have been no Material Adverse Effect.

  Officer's Certificate. Buyer shall have received a certificate, dated as of the Closing Date, duly executed by an authorized executive officer of Seller, certifying that:

    all of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

    all documents to be executed by Seller and delivered at the Closing have been executed by a duly authorized officer of Seller;

    (A) Seller's certificate of incorporation and bylaws, attached to the certificate, are true, accurate and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment, rescission or modification to such organizational documents has occurred since the date thereof, and (C) the resolutions adopted by the board of directors of Seller (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement, as attached to the certificate, were duly adopted at a duly convened meeting of such board or committee, at which a quorum was present and acting throughout or by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto; and

    Seller's officer executing this Agreement, and each of the other documents necessary for consummation of the transactions contemplated herein, is an incumbent officer, and the specimen signature on such certificate is a genuine signature.

  Material Consents. Buyer shall have received duly executed and delivered copies of all Material Consents and all such other Consents or approvals required to vest in Buyer good and marketable title in the Purchased Assets, free and clear of any and all Liens (other than Permitted Liens), shall have been obtained or made, as the case may be.

  No Adverse Law. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date hereof and prior to the Closing that is in effect and has the effect of prohibiting or limiting, or seeks to prohibit or limit, the Exploitation of a material portion of the Compounds or Products or the ownership or Exploitation by Buyer of any material portion of the Purchased Assets or the conduct of any material portion of the Business or compelling or seeking to compel Buyer to dispose or hold separate any material portion of Buyer's business or assets as a result of the transactions contemplated hereunder.

  Certificate of Good Standing. Buyer shall have received a certificate of good standing in respect of Seller certified by the Secretary of State or other appropriate official of the State of Delaware, dated as of a date not more than 10 days prior to the Closing Date.

  Release of Liens. Buyer shall have received, no less than three Business Days prior to the Closing Date, evidence, acceptable to Buyer in its sole discretion, that all Liens set forth on Schedule 3.6(a) have been properly terminated or released on or before the Closing, including either (i) a completed UCC-3 Termination Statement, in a proper form for filing, in respect of each such Lien or (ii) a payoff letter from the secured party thereunder, in form and substance acceptable to Buyer, certifying that upon receipt by or on behalf of Seller of the amount specified in such payoff letter, such Lien shall be released with no further action and that such secured party will, promptly upon receipt of the specified amount, deliver to Buyer a duly executed UCC-3 Termination Statement, in a proper form for filing, in respect of such Lien.

  Board Approval. This Agreement and the transactions contemplated hereby shall have been duly approved and adopted by the Seller's Board of Directors in accordance with Seller's charter documents.

  Tax Form. Seller shall have delivered to Buyer a certification certifying that Seller is not a foreign person in accordance with U.S. Treasury Regulation Section 1.1445-2(b) executed by Seller.

  Other Documents. Buyer shall have received such other documents, certificates and instruments as it may reasonably request, and all actions hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Buyer in form and substance.

Section 6.3.    Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

  Representations and Warranties. The representations and warranties of Buyer contained herein that are qualified by materiality or subject to thresholds shall be true and correct in all respects, and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, as of the Closing Date.

  Covenants. Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date.

  Officer's Certificate. Seller shall have received a certificate, dated as of the Closing Date, duly executed by an authorized representative of Buyer, certifying that:

    all of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied;

    all documents to be executed by Buyer and delivered at the Closing have been executed by a duly authorized representative of Buyer;

    (A) Buyer's organizational documents, attached to the certificate, are true, accurate and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the approval referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, and (C) the approval from senior management of Buyer authorizing the execution, delivery and performance of this Agreement; and

    Buyer's signatory executing this Agreement is an incumbent representative, and the specimen signature on such certificate is a genuine signature.

  Other Documents. Seller shall have received such other documents, certificates and instruments as it may reasonably request, and all actions hereunder and all documents and other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Seller in form and substance.

Section 6.4.    Closing Deliverables.

  Certain Closing Deliveries of Seller. Seller shall have delivered or caused to be delivered to Buyer:

    subject to Section 2.5, a Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit 6.4(a)(i), as may be necessary, among other things, to effect the assignment to Buyer of all rights of Seller (and its Affiliates, as applicable) in and to the Assumed Contracts, duly executed by Seller (or its Affiliate, as applicable);

    a receipt, in a form satisfactory to Buyer, acknowledging receipt of the Purchase Price in satisfaction in full of Buyer's obligations pursuant to Section 2.1 and Section 6.4(b)(i);

    an Escrow Agreement, substantially in the form of Exhibit 6.4(a)(iii), duly executed by Seller;

    (A) original Books and Records, and (B) certified copies of the Mixed Notebooks with the Seller Mixed Notebook Portion appropriately redacted (provided that Seller shall have delivered to BSKB all complete, original Mixed Notebooks, with instructions to deliver such complete, original Mixed Notebooks to the Escrow Agent to be placed in escrow pursuant to the terms of the Escrow Agreement upon Closing);

    assignments for the registrations and applications included in the Seller Intellectual Property in such form or forms satisfactory to Buyer which shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;

    an unredacted, fully executed copy of each Assumed Contract, and physical possession of certain Purchased Assets, together with certain deeds, endorsements or other instruments as shall be requested by Buyer to vest in Buyer good and marketable title to all of the Purchased Assets, including the Inventory, free and clear of all Liens (other than Permitted Liens);

    copies of the [*];

    a fully executed copy of an invention assignment agreement from each inventor of any Information and Inventions claimed in any of the registrations and applications included in the Seller Intellectual Property assigning such Information and Inventions to Seller, excluding any such agreements that have previously been recorded at the United States Patent and Trademark Office as of the Closing Date; and

    a Sublicense Agreement, duly executed by Seller and dated as of the date hereof, by and between Seller and Buyer, relating to the sublicense from Seller to Buyer of the Intellectual Property licensed to Seller under the [*].

  Certain Closing Deliveries of Buyer. Buyer shall have delivered or caused to be delivered to Seller:

    payment of the Purchase Price by wire transfer of same day funds directly to the account set forth on Schedule 6.4(b)(i);

    any such Bill of Sale and Assignment and Assumption Agreement, substantially in the form of Exhibit 6.4(a)(i), duly executed by Buyer, as may be reasonably necessary, among other things, to effect the consummation of the transactions contemplated herein;

    an Escrow Agreement, substantially in the form of Exhibit 6.4(a)(iii), duly executed by Buyer;

    an Acknowledgment Certificate, substantially in the form of Exhibit 6.4(b)(iv), confirming that Buyer has received certain of the Purchased Assets as set forth on Schedule 2.2(d) prior to Closing, in accordance with Section 2.2(d); and

    a Sublicense Agreement, duly executed Buyer and dated as of the date hereof, by and between Seller and Buyer, relating to the sublicense from Seller to Buyer of the Intellectual Property licensed to Seller under the [*].

ARTICLE VII
INDEMNIFICATION

Section 7.1.    Survival; Expiration.

  Notwithstanding any investigation made by or on behalf of Seller or Buyer prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the Schedules hereto) and in any Related Document shall survive the Closing and shall terminate on the second anniversary of the Closing Date, except that the representations and warranties:

    set forth in Section 3.6(a) (Title to Assets), and Section 3.7(a) (Intellectual Property) shall survive indefinitely;

    that constitute or are based upon fraud or intentional misrepresentation shall survive indefinitely; and

    set forth in Section 3.14 (Taxes) shall survive until the expiration of the applicable statute of limitation.

The covenants, agreements and obligations of the parties shall survive until fully performed and discharged, unless otherwise expressly provided herein. Each party shall give prompt written notice to the other party of (x) any event, circumstance or condition that constitutes a breach of, or makes inaccurate, any representation and warranty of such party hereunder, or (y) the non-fulfillment of any covenant, agreement or obligation of such party hereunder.

Section 7.2.    Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, and the directors, officers, managers, employees and Representatives of Buyer and its Affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, penalties, obligations and expenses (including reasonable attorneys' fees and expenses and costs and expenses of investigation) (collectively, "Losses") incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

  any breach or inaccuracy of any representation or warranty of Seller in this Agreement or any Related Document;

  any failure by Seller to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Seller under this Agreement or any Related Document or in any certificate or document (to the extent such certificate or document relates to matters covered by the representation, warranties or covenants contained herein) required to be delivered in connection herewith;

  any Excluded Liability (other than the Seller Collaboration Agreement Liabilities which are governed by the terms of the Collaboration Agreement) or Excluded Asset;

  the failure of Seller to comply with any Applicable Laws relating to bulk sales or Tax applicable to the transactions contemplated by this Agreement;

  any Transfer Taxes or Apportioned Obligations allocated to Seller pursuant to Section 5.3;

  any Permitted Lien arising from, by reason of or in connection with actions, omissions or circumstances existing prior to the Closing relating to the Purchased Assets;

  any (i) of Seller's actions or omissions with respect to the [*] and (ii) milestone, royalty or other payment owed to [*] or any other Person under the [*]; and

  the matters set forth on Schedule 7.2(h).

Section 7.3.    Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its Affiliates, and the directors, officers, employees and Representatives of Seller and its Affiliates, from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with:

  any breach or inaccuracy of any representation or warranty of Buyer in this Agreement or any Related Document;

  any failure by Buyer to duly and timely perform or fulfill any of its covenants or agreements required to be performed by Buyer under this Agreement or any Related Document or in any certificate or document (to the extent such certificate or document relates to matters covered by the representation, warranties or covenants contained herein) required to be delivered in connection herewith;

  any Transfer Taxes or Apportioned Obligations allocated to Buyer pursuant to Section 5.3;

  except with respect to matters for which Seller is obligated to indemnify Buyer hereunder and for any Seller Collaboration Agreement Liability (which is governed by the terms of the Collaboration Agreement), Buyer's ownership or Exploitation of the Purchased Assets following the Closing Date; and

  any Assumed Liability.

Section 7.4.    Calculation of Losses. Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by Applicable Law.

Section 7.5.    Limitations.

  No amount of indemnity shall be payable as a result of any claim arising under Section 7.2(a) and Section 7.3(a) in connection with a breach or alleged breach of a representation or warranty unless and until the Indemnified Party has suffered, incurred, sustained or become subject to Losses referred to in that clause in excess of $[*] in the aggregate, in which case the Indemnified Party may bring a claim for the full extent of such Losses. The maximum aggregate liability of an Indemnifying Party under Section 7.2(a) and Section 7.3(a) in connection with a breach or alleged breach of a representation or warranty shall not exceed an aggregate amount equal to [*]% of the Purchase Price. Notwithstanding the foregoing, the limitations on liability contained in this Section 7.5 shall not apply to any claim for indemnity based on a breach by Seller of the representations and warranties contained in any of Section 3.6(a) (Title to Assets) or Section 3.7(a) (Intellectual Property).

  EXCEPT WITH RESPECT TO LOSSES INCURRED AS THE RESULT OF COMMON LAW FRAUD OR INTENTIONAL MISREPRESENTATION, THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES HERETO SHALL NOT EXTEND TO SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, OR PUNITIVE DAMAGES PROVIDED, HOWEVER, THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL, EXCLUDE ACTUAL OR COMPENSATORY DAMAGES OF THE AFFECTED PARTY, INCLUDING SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OWED TO THIRD PARTIES AS A RESULT OF A THIRD PARTY CLAIM. FOR CLARITY, NOTHING IN THIS Section 7.5(b) IS INTENDED, OR SHALL BE CONSTRUED, TO LIMIT THE PARTIES' RIGHTS TO SEEK EQUITABLE RELIEF AS PROVIDED IN SECTION 5.2(i).

  Each party shall have a right to indemnification pursuant to this ARTICLE VII for any Losses incurred as the result of any common law fraud or intentional misrepresentation by any other party or any officer or director (or similarly situated person) of such other party without regard to the limitations set forth in Section 7.1 or Section 7.5(a).

Section 7.6.    Certain Procedures for Indemnification.

  If any Person entitled to indemnification under this Agreement (an "Indemnified Party") asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any Action by any Person not a party to this Agreement against such Indemnified Party, for which a party to this Agreement is required to provide indemnification under this Article VII (an "Indemnifying Party"), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that Action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend such Action.

  With respect to third party claims for which indemnification is claimed hereunder, (i) the Indemnifying Party shall be entitled to participate in the defense of any such claim, and (ii) if, in the reasonable judgment of the Indemnified Party, such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages and commits to diligently and vigorously conduct such defense, and the Indemnifying Party admits that this indemnity fully covers the claim or litigation, then the Indemnifying Party shall be entitled (A) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (B) to settle and compromise any such claim or Action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or Action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or Action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 7.6 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 7.6; provided, however, that if, in the reasonable opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one law firm for the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Action.

Section 7.7.    Exclusive Remedy. Other than the remedies permitted pursuant to Section 5.2(i) or in the case of common law fraud or intentional misrepresentation, the indemnification provided to any Person pursuant to this ARTICLE VII shall be such Person's sole remedy for any claims for money damages arising hereunder, or otherwise in connection with or arising out of the transactions described herein, including any breach by any Party hereto of any representation, warranty or covenant contained in this Agreement, or in any certificate or document (to the extent such certificate or document relates to matters covered by the representation, warranties or covenants contained herein) required to be delivered in connection herewith.

ARTICLE VIII
TERMINATION

Section 8.1.    Termination. This Agreement shall terminate on the earliest to occur of any of the following events:

  the mutual written agreement of Buyer and Seller;

  by Notice of Termination delivered by either party to the other party, if (i) the Closing shall not have occurred prior to October 31, 2007 (other than due to a breach of any representation or warranty hereunder of the party seeking to terminate this Agreement or as a result of the failure on the part of such party to comply with or perform any of its covenants, agreements or obligations under this Agreement) or (ii) there shall be in effect any Applicable Law that prohibits the Closing or if the Closing would violate any non-appealable Order;

  prior to the Closing, by Notice of Termination delivered by Buyer to Seller, if Seller shall have materially breached any of its representations, warranties, covenants, agreements or obligations hereunder; or

  prior to the Closing, by Notice of Termination delivered by Seller to Buyer, if Buyer shall have materially breached any of its representations, warranties, covenants, agreements or obligations hereunder.

Section 8.2.    Procedure and Effect of Termination.

  Notice of Termination. Termination of this Agreement by either party shall be by delivery of a written notice to the other party (a "Notice of Termination"). A Notice of Termination shall state the termination provision in this Agreement that such terminating party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 9.2.

  Certain Effects of Termination.

    If this Agreement is terminated pursuant to Section 8.1, Buyer shall return to Seller any of the Purchased Assets previously transferred to Buyer as indicated on Schedule 2.2(d) within 45 days after the effective date of such termination.

    Nothing in this Article shall relieve either party of any liability for a breach of this Agreement prior to the termination hereof. Except as provided in the foregoing sentence, (A) upon the termination of this Agreement, all rights and obligations of the parties under this Agreement shall terminate, except their respective obligations under Section 5.2(a) and Section 5.2(b) (Confidentiality), and Section 9.6 (Expenses), ARTICLE VII (Indemnification) and this Section 8.2(b), which shall survive the termination of this Agreement and (B) neither of the parties nor any of their respective partners, directors, officers, managers, members, shareholders, employers, agents or Affiliates (each, a "Related Party") shall have any liability or further obligation to the other party or any of their respective Related Parties pursuant to this Agreement with respect to which termination has occurred, except in respect of the rights and obligations identified in clause (A) above, which shall survive as provided in this Section 8.2(b).

    If this Agreement is terminated pursuant to Section 8.1, each of the Collaboration Agreement and the Joint Community Agreement shall continue in full force and effect pursuant to its terms.

ARTICLE IX
MISCELLANEOUS

Section 9.1.    Governing Law; Jurisdiction; Venue; Service Of Process.

  Governing Law. Construction and interpretation of this Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Applicable Law of another jurisdiction.

  Jurisdiction; Venue; Service Of Process. Subject to Section 2.6 and Section 5.11, the parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby, and agree not to commence any Action, (other than appeals therefrom) related thereto except in such courts. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any Action (other than appeals therefrom) arising out of or relating to this Agreement or the Related Documents or otherwise in connection with the transactions contemplated hereby and thereby in the courts of the State of New York or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth below shall be effective service of process for any Action brought against it under this Agreement in any such court.

Section 9.2.    Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in written form, and shall be deemed delivered (a) on the date of delivery when delivered by hand on a Business Day, (b) on the Business Day designated for delivery if sent by reputable overnight courier maintaining records of receipt and (c) on the date of transmission when sent by facsimile, electronic mail or other electronic transmission during normal business hours on a Business Day, with confirmation of transmission by the transmitting equipment; provided, however, that any such communication delivered by facsimile or other electronic transmission shall only be effective if within two Business Days of such transmission such communication is also delivered by hand or deposited with a reputable overnight courier maintaining records of receipt for delivery on the Business Day immediately succeeding such day of deposit. All such communications shall be addressed to the parties at the address set forth as follows, or at such other address as a party may designate upon 10 days' prior written notice to the other party.

If to Buyer, to:

AstraZeneca AB
V-Malarehamnen 9
SE-151 85 Södertälje
Sweden
Tel: 46-8553-26000
Fax: 46-8553-29000
Attention: Secretary

with a copy (which shall not constitute notice) to:

AstraZeneca Pharmaceuticals LP

1800 Concord Pike
Wilmington, DE 19803
Attention: General Counsel
Facsimile: (302) 866-1578

and

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.

Washington, DC 20004
Telephone: (202) 662-6000
Facsimile: (202) 662-6291
Attention: John Hurvitz
Attention: Catherine Dargan

If to Seller to:

NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Floor
Bedminster, NJ 07921
Telephone: (908) 450-5300
Facsimile: (908) 450-5351
Attention: General Counsel

with a copy (which shall not constitute notice) to:

NPS Pharmaceuticals, Inc.
550 Hills Drive, 3rd Floor
Bedminster, NJ 07921
Telephone: (908) 450-5300
Facsimile: (908) 450-5351
Attention: President and CEO

and

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Telephone: (609) 919-6606
Facsimile: (609) 919-6701
Attention: Randall B. Sunberg, Esq.

Section 9.3.    Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for the provisions of Article VII, this Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, including, for the avoidance of doubt, any Employee.

Section 9.4.    Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent or approval required by, this Agreement, nor any consent to or approval of any departure herefrom, shall be effective unless it is in writing and signed by the party against whom enforcement of any such modification, amendment, waiver, consent or approval is sought. Such modification, amendment, waiver, consent or approval shall be effective only in the specific instance and for the purpose for which given. Neither the failure of either party to enforce, nor the delay of either party in enforcing, any condition or part of this Agreement at any time shall be construed as a waiver of that condition or part or forfeit any rights to future enforcement thereof. No action taken pursuant to this Agreement, including any investigation by or on behalf of either party hereto, shall be deemed to constitute a waiver by the party taking action of compliance by the other party with any representation, warranty, covenant, agreement or obligation contained herein.

Section 9.5.    Cumulative Rights. Except as expressly provided herein, the various rights under this Agreement shall be construed as cumulative, and no one of them is exclusive of any other or exclusive of any rights allowed by Applicable Law.

Section 9.6.    Expenses. Except as otherwise specified herein, each party shall bear any costs and expenses with respect to the transactions contemplated herein incurred by it.

Section 9.7.    WAIVER OF JURY TRIAL. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE

RELATED DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.

Section 9.8.    Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party hereto (including in connection with a merger, consolidation, sale of substantially all of the assets of such party or otherwise by operation of Applicable Law) without the prior written consent of the other party hereto; provided, however, that either party may assign all of its rights and obligations under this Agreement to any of its Affiliates in connection with a merger, consolidation, change in control, or otherwise by operation of Applicable Law without the prior written consent of the other party, effective upon providing written notice to the other party. The parties agree that in the event of any such merger, consolidation or change of control by a party, such party shall be deemed to be bound by the terms of this Agreement and the Escrow Agreement. The parties agree that in the event of any sale or transfer of any of the Mixed Notebooks owned by such party, other than pursuant to a merger, consolidation or change of control, such party shall cause the assignee or transferee of such Mixed Notebooks to agree in writing to be bound by such party's obligations under this Agreement and the Escrow Agreement, including Section 5.2. Any attempted assignment in violation of this Section 9.8 shall be null and void.

Section 9.9.    Enforceability; Severability. Without limitation to Section 5.2(g), (a) if any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision hereof if the rights and obligations of a party hereto will not be materially and adversely affected, each of which is hereby declared to be separate and distinct, (b) if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and (c) if any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the parties hereto agree to modify the offending provision so as to maintain the essential benefits of the bargain (including the rights and obligations hereunder) between the parties to the maximum extent possible, consistent with Applicable Law and public policy.

Section 9.10.    Entire Agreement. This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Related Documents and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties with respect to the subject matter hereof, including that certain letter of intent, dated as of July 16, 2007, by and between Buyer and Seller.

Section 9.11.    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AstraZeneca AB

By: ______________________________
Name: Jan M. Lundberg
Title: President

NPS Pharmaceuticals, Inc.

By: ______________________________
Name: N. Anthony Coles
Title: Chief Executive Officer and President